UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12

Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11.

Dear Fellow Stockholder:

I am pleased to share the information that an Inland Real Estate Income Trust, Inc. (“we,” “Inland Income Trust” or the “Company”) distribution for the third quarter of 2022 was paid on or around October 7, 2022 to stockholders of record as of the close of business on September 30, 2022. The distribution amount was $0.1356 per share.

As reported by the U.S. Census Bureau in advance estimates, August 2022 retail and food service sales increased 0.3 percent from July 2022, up 9.1 percent from August 2021. August 2022 grocery store sales increased 0.2 percent from July 2022, climbing 7.7 percent from August 2021. Although it has also been reported that consumers exhibited substantial uncertainty in September over the future trajectory of prices and the economy, inflation eased slightly following aggressive interest rate hikes by the Federal Reserve, U.S. retail gas prices have decreased by more than $1.27 per gallon and mostly trended down since mid-June 2022, and preliminary estimates of retail consumer sentiment for September 2022 reached a five-month high of 59.5.1

Our $1.4 billion portfolio of assets is comprised of 52 shopping centers that are primarily grocery-anchored. Three of Inland Income Trust’s top five tenants are grocers – Kroger, Albertsons Companies Inc. (Albertsons/Jewel/Shaws), and Amazon (Whole Foods) – and have all reported increased earnings, aligning with overall grocery store sales across the United States, with Kroger also raising full-year guidance.

As a reminder, our Annual Meeting of Stockholders is scheduled to be held on Tuesday, November 8, 2022 at 1:00 pm Central Standard Time at our offices at 2901 Butterfield Road, Oak Brook, Illinois. All stockholders of record as of August 15, 2022, should have received their Notice of Internet Availability of Proxy Materials (Notice), which instructs stockholders how to access proxy materials and vote online, or a full set of paper proxy materials if requested. Stockholders may access proxy materials on Inland Income Trust’s website, https://inland-investments.com/inland-income-trust, and on the voting website referred to in the Notice and may vote in person at the meeting or by proxy: (1) via the Internet; (2) by telephone without a proxy card at (877) 777-4575 or with a proxy card at (800) 690-6903; or (3) by mail using the proxy card.

We encourage you to vote “for” the election of two director nominees and “for” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If you are voting by proxy, please do so as soon as possible to avoid additional company expenses or meeting delays.

Thank you for your investment in Inland Income Trust. If you have any questions regarding our Annual Stockholders Meeting, the Proxy Statement, or your investment in Inland Income Trust, please contact your financial professional or our Inland Investor Services team at 800-826-8228.

Sincerely,
INLAND REAL ESTATE INCOME TRUST, INC.
Mitchell Sabshon
President and Chief Executive Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor

[1]	http://www.sca.isr.umich.edu/

All Inland Income Trust portfolio data included in this letter is as of June 30, 2022 unless otherwise noted.

Cautionary Note Regarding Forward-Looking Statements

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "potential”, “may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, the effects of the COVID-19 pandemic and measures taken to combat it, competition with our tenants from internet businesses, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in  our most recent Form 10-K for the year ended December 31, 2021 filed on March 16, 2022 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Trademarks

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

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